Exhibit 99.1

Media Contact

Kevin Donovan

Chief Financial Officer

Bottomline Technologies

603.501.5240

kdonovan@bottomline.com

Press Release

Bottomline Technologies Announces Filing of Preliminary Prospectus Supplement for

Public Offering of Common Stock

PORTSMOUTH, NH – June 22, 2005 - Bottomline Technologies (NASDAQ: EPAY), a leading provider of payments and invoice automation software and services, today announced that it has filed with the Securities and Exchange Commission a prospectus supplement relating to an underwritten public offering of 4,000,000 shares of common stock, consisting of 2,750,000 shares offered by Bottomline and 1,250,000 shares offered by selling stockholders. Bottomline and the selling stockholders have granted to the underwriters an option to purchase up to an additional 350,000 and 250,000 shares, respectively, within 30 days after the offering to cover over-allotments incurred in the offering, if any. Bottomline will not receive any proceeds from the sale of shares by the selling stockholders.

Needham & Company, LLC, Adams Harkness, Inc., A.G. Edwards and Thomas Weisel Partners LLC are the underwriters for the offering. When available, copies of the prospectus supplement can be obtained by contacting Needham & Company, LLC, 445 Park Avenue, New York, New York 10022.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the securities referred to herein in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification of such securities under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus.

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) is a leading provider of payments and invoice automation software and services. Bottomline maintains its corporate headquarters in Portsmouth, NH, and international headquarters in Reading, England. For more information, visit Bottomline on the Web at www.bottomline.com, or dial (800) 243-2528 or (603) 436-0700.

#	#	#

Bottomline Technologies and the BT logo are registered trademarks of Bottomline Technologies, Inc. which may be registered in certain jurisdictions. All other brand/product names are trademarks of their respective holders.

Cautionary Language

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions and other risks described in our quarterly report on Form 10-Q for the quarter ended March 31, 2005. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.